ENDURANCE EXPLORATION APPOINTS DEEP-WATER SHIPWRECK VERTERAN, GUY ZAJONC, AS VICE PRESIDENT OF BUSINESS DEVELOPMENT

CLEARWATER, Florida, September 9, 2014:

Endurance Exploration Group, Inc. ("OTCQB:EXPL) (“Endurance”) is pleased to announce the appointment of Guy Zajonc as Vice President of Business Development.

Endurance CEO, Micah Eldred, said, “Cofounder Carl Dilley and I have enjoyed a working relationship with Guy from the time we first envisioned Endurance over six years ago.  We are pleased to have Guy joining our company in an operational role.  As we move our first salvage project from the search and survey phase into the inspection, admiralty claims, and recovery stage, Guy’s legal and project experience as well as industry connections will prove invaluable to our operations.”

Guy Zajonc commented, “As a long-time friend and now member of the Board of Directors of Endurance, it's been my pleasure to watch the team grow Endurance from an idea on paper to a fully operating company. It’s a challenging business but they’ve done it right. With a database of 1400 ships lost with valuable cargoes, a research vessel, equipment and expertise that allowed Endurance to complete its first search area in the summer of 2013, the company is poised for success. It’s an exciting time as the mission to identify Endurance’s first valuable shipwreck is set for this month.  I am honored to be part of team Endurance!”

Guy Zajonc was formerly President and CEO of Five by Five Media, Inc. (2008 to 2014) and served and general counsel to Odyssey Marine Exploration, Inc. (2003 to 2006).  Past offshore projects have included missions to RMS Titanic, The Battleship Bismarck, Japanese Submarine I-52, SS Republic and has consulted for Mel Fisher’s Treasurer’s and Blue Water Ventures, Inc.

About Endurance Exploration Group, Inc.:

Endurance Exploration Group, Inc. specializes in historic shipwreck research, subsea search, survey and recovery of lost ship containing valuable cargoes.  Over the last 5 years, Endurance has developed a research database of over 1,400 ships that are known to be lost with valuable cargoes in the world oceans.  Endurance operates the research vessel Haganes, side-scan sonar, Shackelton-1 and an ROV, Squirt.

www.eexpl.com

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